Exhibit 16.1

November 17, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Change in Registrant’s Certifying Accountant in Form 6-K dated November 17, 2014, of Fly Leasing Limited and are in agreement with the statements contained in the second sentence of the first paragraph and paragraphs 2, 3, and 4 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young, LLP

San Francisco